Exhibit 99.1

NEWS RELEASE

RGC RESOURCES, INC.

Release Date:	February 7, 2022
Contact:	Paul W. Nester
President and CEO
Telephone:	540-777-3837

RGC RESOURCES, INC. REPORTS

FIRST QUARTER EARNINGS

ROANOKE, Va. (February 7, 2022)--RGC Resources, Inc. (NASDAQ:  RGCO) announced consolidated Company earnings of $3,584,529 or $0.43 per diluted share for the quarter ended December 31, 2021.  This compares to consolidated earnings of $4,723,263 or $0.58 per diluted share for the quarter ended December 31, 2020.  CEO Paul Nester stated, “The reduction in consolidated earnings is primarily due to a $1.3 million decline in non-cash equity earnings.  Roanoke Gas continued to show improved margins associated with customer growth and infrastructure replacement programs.”

Earnings for the twelve months ending December 31, 2021 were $8,963,328 or $1.08 per diluted share compared to $11,280,861 or $1.38 per diluted share for the twelve months ended December 31, 2020. Nester attributed the decrease in trailing twelve-month net income to the lower non-cash equity earnings, offset by 12% Roanoke Gas operating income growth.

RGC Resources, Inc. provides energy and related products and services to customers in Virginia through its operating subsidiaries Roanoke Gas Company and RGC Midstream, LLC.

From time to time, the Company may publish forward-looking statements relating to such matters as anticipated financial performance, business prospects, technological developments, new products, research and development activities and similar matters.  The Private Securities Litigation Reform Act of 1995 provides a safe harbor for forward-looking statements.  In order to comply with the terms of the safe harbor, the Company notes that a variety of factors could cause the Company’s actual results and experience to differ materially from the anticipated results or other expectations expressed in the Company’s forward-looking statements.

Net income for the three months ended December 31, 2021 is not indicative of the results to be expected for the fiscal year ending September 30, 2022 as quarterly earnings are affected by the highly seasonal nature of the business and weather conditions generally result in greater earnings during the winter months.  Past performance is not necessarily a predictor of future results.

Summary financial statements for the first quarter and twelve months are as follows:

RGC Resources, Inc. and Subsidiaries

Condensed Consolidated Statements of Income

(Unaudited)

	Three Months Ended December 31,		Twelve months ended December 31,
	2021	2020	2021	2020

Operating revenues	$23,263,080	$19,517,017	$78,920,842	$62,806,955
Operating expenses	17,884,657	13,935,630	64,345,497	49,789,365
Operating income	5,378,423	5,581,387	14,575,345	13,017,590
Equity in earnings of unconsolidated affiliate	72,127	1,356,683	382,998	5,077,471
Other income, net	322,439	330,026	904,559	808,679
Interest expense	1,104,856	1,019,829	4,136,912	4,033,802
Income before income taxes	4,668,133	6,248,267	11,725,990	14,869,938
Income tax expense	1,083,604	1,525,004	2,762,662	3,589,077

Net income	$3,584,529	$4,723,263	$8,963,328	$11,280,861

Net earnings per share of common stock:
Basic	$0.43	$0.58	$1.08	$1.38
Diluted	$0.43	$0.58	$1.08	$1.38

Cash dividends per common share	$0.195	$0.185	$0.750	$0.710

Weighted average number of common shares outstanding:
Basic	8,383,986	8,167,793	8,306,294	8,147,544
Diluted	8,393,032	8,182,183	8,318,014	8,164,072

Condensed Consolidated Balance Sheets

(Unaudited)

	December 31,
Assets	2021	2020
Current assets	$32,449,177	$20,903,352
Utility plant, net	215,350,467	201,784,393
Other assets	75,431,248	71,666,584

Total Assets	$323,230,892	$294,354,329

Liabilities and Stockholders’ Equity
Current liabilities	$44,758,986	$22,526,868
Long-term debt, net	124,809,694	126,141,704
Deferred credits and other liabilities	51,367,367	53,136,216
Total Liabilities	220,936,047	201,804,788
Stockholders’ Equity	102,294,845	92,549,541

Total Liabilities and Stockholders’ Equity	$323,230,892	$294,354,329